EXCLUSIVE DISTRIBUTORSHIP AGREEMENT

This exclusive agreement (this "Agreement"), is entered into as of May 10, 2012, by and between LifeTech Industries Inc., a Nevada (U.S.A.) corporation, and its assignees ("Supplier"), and Epik Investments Limited, a Limited Liability Company incorporated under the laws of the Hong Kong Special Administrative Region ("Distributor").

BACKGROUND

A. WHEREAS, Distributor is in the business of, among other things, distributing consumer and commercial products in Hong Kong and the People's Republic of China;

B. WHEREAS, Supplier is in the business of, among other things, designing, marketing and distributing atmospheric water generators ("AWG");

C. WHEREAS, Distributor shall have the exclusive right to distribute all of Supplier's AWG products (subject to certain restrictions set forth herein); and

D. WHEREAS, Distributor and Supplier wish to enter into this Agreement to set forth in detail the terms and conditions of such distribution by Distributor.

AGREEMENT

1. **APPOINTMENT.** Supplier hereby appoints Distributor as Supplier's sole and exclusive Distributor in Hong Kong and the People's Republic of China ("the Territory") and grants Distributor the exclusive right to sell and distribute all of Supplier's AWG products (the "Products") in the Territory for a period of two (2) years, on the terms and conditions set forth in this Agreement.

2. **CONTRIBUTIONS.** Under the Agreement, Distributor shall purchase from Supplier units of the Products to distribute in the Territory;

2.1. **Distributorship Fee.** Distributor will pay Supplier or its assignees a flat fee upfront payment of $100,000 US dollars (US$) in exchange for the Agreement (the "Distributorship Fee");

3. **DISTRIBUTOR'S DUTIES.** Distributor agrees to use its best commercial efforts in marketing and selling the Products in the Territory. In order to develop the full sales potential of the Territory, Distributor agrees that it will perform at Distributor's expense the following duties:

3.1. **Promotion and Marketing.** Distributor will engage in sales promotion activities in the Territory as both Supplier and Distributor determines and agrees in writing, such as distribution of printed matter supplied by Supplier to current and potential customers. The Products will be designated by their correct Supplier names and identified as the Products of Supplier.

3.2. **Coordination.** Distributor will advise Supplier of its sales efforts. To this end, Distributor will undertake the following:

(a) effectively and promptly follow up leads and referrals supplied by Supplier (if any) and keep Supplier informed of the results;

(b) arrange for calls to be made by its salespersons in company with Supplier personnel on customers and potential customers when the calls are deemed necessary and appropriate by Distributor;

(c) furnish Supplier with copies of documentation relating to sales of the Products as Supplier may reasonably request from time to time;

(d) furnish Supplier with copies of all printed matter used by Distributor that is not supplied by Supplier and in which Supplier or the Products are mentioned; and

(e) convey to Supplier any information that may be of value to Supplier that may come to Distributor's attention concerning market conditions, competition, pricing, customers, and prospects, upon request by Supplier once each year, forecast sales of each of the Products and sales and marketing expenses for the coming year and update as required.

3.3. **General Conduct.** Distributor will at all times conduct its business in a manner as will reflect favorably on Supplier and the Products and will not engage in any deceptive, misleading, illegal, or unethical business practice. Distributor will not offer or sell the Products outside Distributor's Territory and will refer all inquiries regarding potential customers outside Distributor's Territory and Market to Supplier. Supplier covenants and agrees that it shall not sell or otherwise distribute in any way (nor authorize any third party to so sell or otherwise distribute in any way) any of the Products to any third party in the Territory who sells or otherwise distributes, or may sell or otherwise distribute, directly or via any third party, any of the Products in the Territory. Further, Supplier covenants and agrees that neither Supplier nor any entity controlled in whole or in part by Supplier shall conduct any business operation designed or tending to compete directly or indirectly with Distributor's rights set forth herein.

3.4. **Record Keeping.** Distributor will establish and maintain records of its sales in sufficient detail to permit identification and destination of each of the Products sold by Distributor. These records will be retained by Distributor until Supplier either (a) accepts custody of the records, or (b) receives written notice from Distributor of their destruction or other disposal.

3.5. **Inspection.** Supplier has the right on reasonable prior written notice and during normal business hours to visit Distributor's places of business for the purpose of verifying satisfaction by Supplier of its duties under this Agreement

3.6. **Accounting; Audit.** Distributor shall provide the Supplier with detailed accountings with respect to all revenue, costs, expenses, discounts and deductions, as well as copies of all invoices and related documentation, relating to the Products on at least a calendar quarterly basis during the term of the Agreement. Supplier shall have the right, directly or by means of its appointed

third parties, to review, inspect and audit Distributor's books and records relating to the Products upon reasonable, prior written notice, during normal business hours. In the event of a discrepancy of five percent (5%) or greater in Supplier's favor, Distributor agrees to pay Supplier's actual and verifiable audit fees and costs, including reasonable attorneys fees and costs.

4. PURCHASE OF PRODUCTS

4.1 **Purchase Orders.** Purchases of the Products under this Agreement will be made by delivery to Supplier of Distributor's written purchase orders specifying in reasonable detail the types, quantities, and delivery dates of the Products ordered. All such orders shall be accepted and fulfilled by Supplier unless both Distributor and Supplier agree to cancel a given order, on an order-by-order basis.

4.2. **Prices.** The prices for each and all of the Products ordered from Supplier by Distributor hereunder shall be set forth at a future date as agreed by the Supplier and Distributor in an addendum ("the Addendum") to this Agreement and are subject to change as both Distributor and Supplier agree in writing.

5. **TERM.** The term of this Agreement and any termination of this Agreement shall be in accordance with the Addendum set forth by the Supplier and Distributor.

6. SALES MATERIALS, TRADEMARKS, AND MARKINGS.

6.1. **Sales Materials.** Supplier will furnish samples and supplies of its standard promotional and technical literature for the products in reasonable quantities at Supplier's cost or at prices as may subsequently be agreed upon between the parties in writing.

6.2. **Trademarks and Names.** Distributor is granted permission to use during the term of this Agreement the trademarks and trade names used by Supplier in connection with the Products. Unless provided to the contrary herein or in any other agreement between the parties, this permission is expressly limited to uses necessary to sale of the Products and to performance of Distributor's obligations under this Agreement, and Distributor admits and recognizes Supplier's exclusive ownership of the marks and names and the renown of Supplier's marks and names throughout the world and specifically in the Territory.

6.3. **Distribution; Alteration.** Notwithstanding anything herein to the contrary, Distributor shall have the right to brand, rebrand, package, repackage and otherwise design and redesign the Product's marketing, advertising and promotional materials, provided however that Distributor shall not brand, rebrand, package, repackage and otherwise design and redesign any such marketing, advertising and promotional materials in any way that would reasonably be considered to demean or diminish Supplier's established reputation or goodwill.

7. TERMS AND CONDITIONS

7.1. **Shipment.** Delivery will be F.O.B. Distributor's facility (as Distributor shall notify Supplier), freight prepaid. All shipments under this Agreement will be made in Supplier's standard shipping packages to Distributor at Distributor's facility. Unless otherwise instructed in writing by Distributor, Supplier will select the carrier. Title and risk of loss to the Products purchased under this Agreement passes to Distributor upon delivery of the Products to Distributor's facility.

7.2. **Acceptance.** Distributor must inspect all Products promptly upon receipt at the shipping destination and may reject any goods that fail in any respect to meet Distributor's and Supplier's mutually agreed upon acceptance specifications. Products not rejected by written notice to Supplier within thirty (30) days of Distributor's receipt are deemed to have been accepted. Rejected Products must be returned freight prepaid to Supplier within thirty (30) days of the date on which Supplier supplies Distributor with the related Return Merchandise Authorization ("RMA"), which shall not be unreasonably withheld or delayed. As promptly as possible but not later than thirty (30) days after receipt by Supplier of the rejected goods, Supplier may, at its option and expense, either repair or replace the rejected goods to meet Distributor's and Supplier's mutually agreed upon acceptance specifications. Supplier will prepay transportation charges back to Distributor and will reimburse Distributor for any costs of transportation incurred by Distributor in connection with the return to Supplier of rejected goods.

7.3. **Payment.** Terms of payment shall be thirty (30) days after date of invoice.

7.4. **Taxes.** Distributor will bear all applicable federal, state, municipal, and other government taxes (such as sales, use, value added, or any similar taxes); all customs duties, imposts, and similar charges; and all personal property taxes assessable on the Products after delivery to the carrier at Supplier's plant.

7.5. **Warranty.** Supplier warrants to Distributor that the Products delivered by Supplier to Distributor pursuant to this Agreement are of first class quality of the highest industry standards and are free from defects in materials and workmanship. Supplier's obligation under this warranty is limited to replacing or repairing, at its option, at its factory, any of the Products (except expendable parts thereof) that are returned to Supplier and that are found by Supplier to be defective in proper usage. Distributor will prepay transportation charges to Supplier's factory. If returned parts are repaired or replaced under terms of this warranty, Supplier will prepay transportation charges in both directions.

7.6. **Limitation of Liability.** Notwithstanding any provision in this Agreement to the contrary, in no event will Distributor or Supplier be liable for indirect, incidental, or consequential damages and in no event may the liability of Distributor or Supplier arising in connection with any of the Products (whether this liability arises from a claim based on contract, warranty, tort, or otherwise) exceed the actual amount paid by Distributor to Supplier for the Products.

8. **MISCELLANEOUS**

8.1. **Representations and Warranties.** Each party hereby represents and warrants to the other that (a) it has the right and power to enter into this Agreement and to perform its obligations hereunder, (b) no consent or approval of any person or entity is required for the representing

party to enter into and perform this Agreement, and (c) this Agreement does not violate or conflict in any material respect with any agreement to which the representing party is a party or any law or regulation to which it is subject.

8.2. **Indemnification.** Each party shall indemnify, defend and hold harmless the other and its subsidiaries, affiliated companies, and its licensees, successors and assigns and each of their respective officers, directors, shareholders and agents, from and against any and all claims, damages, losses, liabilities, obligations, judgments, and/or costs and expenses (including without limitation reasonable outside attorneys' fees and costs) sustained, suffered, paid or incurred by any or all of the above-mentioned parties as a result of, arising from or related to any breach by the breaching party of its warranties, undertakings or obligations under this Agreement.

8.3. **Assignment.** The rights and duties of Distributor and Supplier under this Agreement may not be assigned or delegated in whole or in part by operation of law or otherwise without the prior express written consent of Supplier. Notwithstanding the foregoing, Distributor shall have the right to assign or delegate in whole or in part this Agreement to any affiliated third party or any third party that acquires all or substantially all of the assets of Distributor.

8.4. **Notices.** Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be sent to the attention of the principal at the address stated in the Addendum by overnight courier or personal delivery. Such notices shall be deemed to be given: (a) if sent by overnight courier, three (3) days after dispatch; and (b) if personally delivered, on the day of delivery.

8.5. **Language; Governing Law; Jurisdiction; Attorneys Fees.** The official language of this Agreement is English and in any controversies or disputes between the parties the English text shall control. The validity, interpretation and legal effect of this Agreement shall be governed by the laws of the State of California (but not as to its conflict of law rules), and the state and US federal courts located in California shall have exclusive jurisdiction over any and all disputes hereunder. The Parties hereto irrevocably submit to the jurisdiction of such courts and agree to accept service of process by mail at the address set forth above. Notwithstanding the foregoing, Supplier shall reserve the right to select, in its sole discretion and upon written notice to Distributor, that the validity, interpretation and legal effect of this Agreement shall be governed by the laws of Hong Kong (but not as to its conflict of law rules), and that the courts located in Hong Kong shall have exclusive jurisdiction over any and all disputes hereunder. The prevailing party is any such dispute shall be entitled to recover its related costs and expenses (including reasonable outside attorneys' fees and costs) incurred by the prevailing party in any action or claim against the breaching party.

8.6. **No Waiver.** It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

8.7. **Entire Agreement.** This Agreement shall supersede and replace all prior or contemporaneous communications (written or oral) between the parties and their representatives

relating to the subject matter hereof and may only be modified or amended by a writing signed by the both parties hereto.

8.8. **Counterparts.** This Agreement may be executed in one or more counterparts and may be executed and delivered by facsimile or electronic transmission.

8.9. **Further Assurances.** Each party will execute and deliver any additional agreements, documents and instruments and perform any additional acts that may be necessary or appropriate as Supplier determines to effectuate and perform the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

"DISTRIBUTOR"
EPIK INVESTMENTS LIMITED

By: Ben Chung
Benjamin Chung, President & CEO

"SUPPLIER"
LIFETECH INDUSTRIES, INC.

By: ______________________
Eric Kyutae Chung, President